Exhibit 99.1

CONTACT:  Investor Relations  (214) 792-4415

SOUTHWEST AIRLINES REPORTS JULY TRAFFIC

DALLAS, TEXAS – August 6, 2009-- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.2 billion revenue passenger miles (RPMs) in July 2009, a 5.2 percent increase from the 6.9 billion RPMs flown in July 2008.  Available seat miles (ASMs) decreased 3.6 percent to 8.7 billion from the July 2008 level of 9.0 billion.  The load factor for the month was 83.2 percent, compared to 76.3 percent for the same period last year.  For July 2009, passenger revenue per ASM is estimated to have decreased in the five to six percent range as compared to July 2008.
For the seven months ended July 31, 2009, Southwest flew 43.8 billion RPMs, compared to the 44.3 billion RPMs recorded for the same period in 2008, a decrease of 1.1 percent.  Available seat miles decreased 3.5 percent to 58.4 billion from the 2008 level of 60.6 billion.  The year-to-date load factor was 75.0 percent, compared to 73.1 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JULY

	2009	2008	CHANGE

Revenue passengers carried	8,076,252	8,067,035	0.1%

Enplaned passengers	9,554,999	9,362,923	2.1%

Revenue passenger miles (000)	7,240,727	6,885,268	5.2%

Available seat miles (000)	8,703,631	9,028,366	(3.6)%

Load factor	83.2%	76.3%	6.9	pts.

Average length of haul	897	854	5.0%

Trips flown	98,761	103,157	(4.3)%

	YEAR-TO-DATE

	2009	2008	CHANGE

Revenue passengers carried	50,512,112	53,565,198	(5.7)%

Enplaned passengers	59,110,427	61,622,495	(4.1)%

Revenue passenger miles (000)	43,815,835	44,288,968	(1.1)%

Available seat miles (000)	58,428,233	60,556,888	(3.5)%

Load factor	75.0%	73.1%	1.9	pts.

Average length of haul	867	827	4.8%

Trips flown	667,469	701,379	(4.8)%

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